EXHIBIT 99.1

AsiaInfo Reports Second Quarter 2008 Results

•	Second quarter 2008 total revenue increases 42% year over year[1] to US$42.1 million

•	Exceeding guidance, second quarter 2008 net revenue (Non-GAAP)[2] increases 30% year over year to US$34.4 million

•	Second quarter 2008 income from operations increases 198% to US$3.6 million, operating margin of total revenue[3] is 8.5% and operating margin of net revenue (Non-GAAP)[4] expands to 10.3%

•	Second quarter 2008 net income increases 109% year over year to US$5.2 million

BEIJING/SANTA CLARA, Calif. – July 23, 2008 – AsiaInfo Holdings, Inc. (Nasdaq: ASIA), (“AsiaInfo” or the “Company”) a leading provider of telecom software solutions and IT security products and services in China, today announced financial results for the second quarter ended June 30, 2008.

“I’m delighted to report robust revenue growth and improved operating margin during the second quarter,” said Steve Zhang, AsiaInfo’s president and chief executive officer. “In light of the recently announced telecom industry restructuring, we are strategically working with carriers to prepare their IT systems for a post-restructuring environment of intensified competition. AsiaInfo is poised to benefit as carriers expand their IT spending in order to differentiate their service offerings, and I’m confident that we will continue to grow alongside the rapidly evolving telecom industry in China.”

Second Quarter 2008 Financial Results

Total revenue for the second quarter of 2008 was US$42.1 million, an increase of 42.2% year over year and 20.1% sequentially. Exceeding guidance, net revenue (Non-GAAP) for the second quarter of 2008 was US$34.4 million, an increase of 29.5% year over year and 12.1% sequentially. The year-over-year and sequential increases were mainly driven by strong uptake for the Company’s software and service solutions.

In the second quarter, the Company announced several significant contracts with China’s major telecom carriers including an agreement with Northern Telecom and Xinjiang Telecom to develop operational data store systems and with Zhejiang Telecom to implement an online charging system. The Company also won a tender with Guizhou Mobile to provide call center solutions.

In the second quarter of 2008, gross margin was 45.3% compared to 49.0% in the year-ago period and 51.0% in the previous quarter. The Company noted that the decrease in gross margin primarily reflects an increase in the percentage of revenue generated from third-party hardware in response to customer requests, which has a lower gross margin than its core software and service revenue. Gross profit as a percentage of net revenue (Non-GAAP) was 55.4% in the second quarter of 2008 compared to 54.5% in the year-ago period and 58.1% in the previous quarter. The Company noted that gross margin of net revenue (Non-GAAP) has remained relatively stable for the last several quarters.

In the second quarter of 2008, Asiainfo’s telecom business contributed 87.4% to total revenue and 87.9% to net revenue (Non-GAAP). Total revenue for AsiaInfo’s telecom business increased 45.5% year over year and 14.6% sequentially to US$36.8 million. Net revenue (Non-GAAP) for AsiaInfo’s telecom business increased 31.2% year over year and 8.2% sequentially to US$30.3 million. The increases reflect strong uptake for the Company’s software and service solutions, which help telecom carriers manage and diversify their service offerings.

[1]	Compared to the same time period in the previous year.
[2]	Net revenue (Non-GAAP), a non-GAAP measure, represents total revenue net of third-party hardware costs. A reconciliation of net revenue (Non-GAAP) to GAAP revenue is provided at the end of this press release.
[3]	Operating margin of total revenue is operating income divided by total revenue.
[4]	Operating margin of net revenue (Non-GAAP) is operating margin divided by net revenue (Non-GAAP).

In the second quarter of 2008, the Lenovo-AsiaInfo business unit contributed 12.6% to total revenue and 12.1% to net revenue (Non-GAAP). Total revenue for the Lenovo-AsiaInfo business unit increased 23.0% year over year and 81.3% sequentially to US$5.3 million. Net revenue (Non-GAAP) for the Lenovo-AsiaInfo business unit increased 18.4% year over year and 51.8% sequentially to US$4.2 million. The year-over-year increases reflect a concerted effort to improve operations in this division. Sequentially, the notable increase is mainly due to seasonality, which is strongest during the first quarter of the year. Please refer to the end of this press release for condensed segmented financial results for AsiaInfo’s two business units.

Income from operations for the second quarter of 2008 was US$3.6 million, an increase of 198.0% year over year and 33.0% sequentially, primarily as a result of improving economies of scale and the Company’s efforts to improve operational efficiency. Sales and marketing expenses increased 23.4% year over year and 4.0% sequentially to US$8.2 million, mainly due to increased sales headcount and higher accrued sales commission expenses, which were a result of a higher number of new contracts. General and administrative expenses decreased 9.0% year over year and 13.8% sequentially to US$2.2 million, mainly due to lower bad debt provisions as a result of improving accounts receivable collection. Research and development expenses increased 20.9% year over year and 8.0% sequentially, to US$5.0 million, mainly reflecting an increase in headcount in line with the Company’s strategy of continuing to invest in research and development capabilities to position it for future market opportunities.

Operating margin of total revenue was 8.5% for the second quarter of 2008, compared to 4.0% in the year-ago period and 7.7% in the previous quarter. Operating margin of net revenue (Non-GAAP) was 10.3% for the second quarter of 2008, compared to 4.5% in the year-ago period and 8.7% in the previous quarter. The year-over-year and sequential increases were mainly the result of the Company’s efforts to improve operational efficiency.

Other income for the second quarter of 2008 was US$3.3 million, an increase of 75.2% year over year and 39.4% sequentially. The year-over-year and sequential increases were mainly due to higher returns on short-term investments.

In the second quarter of 2008, AsiaInfo recorded net income of US$5.2 million or US$0.12 per basic share, compared to US$2.5 million or US$0.06 per basic share in the year-ago period and US$5.3 million or US$0.12 per basic share in the previous quarter. The significant year-over-year increase was mainly due to strong demand for the Company’s telecom software products and solutions and overall operating efficiency, which expanded operating margins during the quarter.

Net income excluding share-based compensation expense, amortization, after-tax dividend income and gain on discontinued operations (net income (Non-GAAP))5 was US$6.2 million in the second quarter of 2008 or US$0.14 per basic share. Net income (Non-GAAP) in the year-ago period was US$3.8 million or US$0.09 per basic share. Net income (Non-GAAP) in the previous quarter was US$5.2 million or US$0.12 per basic share. Net income (Non-GAAP) increased 63.2% year over year and 19.2% sequentially.

As of June 30, 2008, AsiaInfo had cash and cash equivalents, restricted cash and short-term investments totaling US$217.8 million. Operating cash flow in the second quarter of 2008 was a net inflow of approximately US$4.0 million.

[5]	Net income (Non-GAAP) and net income (Non-GAAP) per share measures exclude certain expenses and income, including share-based compensation expenses, amortization expenses of acquired intangible assets, after-tax dividend income, gain on discontinued operations, and gain on settlement of escrow. A reconciliation of these non-GAAP measures to the most comparable GAAP measures is provided at the end of the press release.

First Half 2008 Financial Results

Total revenue for the first half of 2008 was US$77.1 million, an increase of 29.2% year over year. Net revenue (Non-GAAP) for the first half of 2008 was US$65.1 million, an increase of 30.0% year over year.

In the first half of 2008, gross margin was 47.9%, compared to 45.8% in the year-ago period. Gross profit as a percentage of net revenue (Non-GAAP) was 56.6% in the first half of 2008, compared to 54.5% in the year-ago period.

Income from operations for the first half of 2008 was US$6.2 million, an increase of 33.6% year over year. Income from operations was US$4.7 million in the year-ago period, which included a one-time gain from settlement of escrow of US$2.7 million.

In the first half of 2008, AsiaInfo recorded net income of US$10.5 million or US$0.23 per basic share, compared to US$8.9 million or US$0.21 per basic share in the year-ago period, an increase of 17.8% year over year.

Net income (Non-GAAP) was US$11.4 million or US$0.25 per basic share in the first half of 2008, an increase of 60.6% year over year.

Third Quarter 2008 Guidance

AsiaInfo expects third quarter 2008 net income from continuing operations per basic share to be in the range of US$0.13 to US$0.14. Net income from continuing operations per basic share in the third quarter of 2007 was US$0.14, which included a higher than normal dividend income of US$3.3 million. Excluding this impact, the Company’s third quarter 2008 guidance would represent an increase of 86% to 100% year over year. AsiaInfo expects net revenue (Non-GAAP) to be in the range of US$39 million to US$40 million, an increase of 32% to 35% year over year.

ASIAINFO HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands of US$, except shares and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Software products and solutions	$30,013	$22,406	$57,152	$42,006
Service	4,209	4,011	7,550	7,580
Third party hardware	7,836	3,153	12,362	10,039

Total revenues	42,058	29,570	77,064	59,625

Cost of revenues:
Software products and solutions	13,660	10,116	24,816	19,089
Service	1,704	1,980	3,418	3,676
Third party hardware	7,644	2,995	11,940	9,537

Total cost of revenues	23,008	15,091	40,174	32,302

Gross profit	19,050	14,479	36,890	27,323

Operating expenses:
Sales and marketing	8,212	6,653	16,107	12,723
General and administrative	2,248	2,470	4,857	4,418
Research and development	5,029	4,161	9,687	8,247

Total operating expenses	15,489	13,284	30,651	25,388

Gain on settlement of escrow	—	—	—	2,734

Income from operations	3,561	1,195	6,239	4,669

Other income:
Interest income	1,067	1,156	2,282	2,278
Dividend income	84	93	303	528
Gain on investments	2,359	556	3,533	581
Other (expenses) income, net	(256)	52	(530)	(20)

Total other income, net	3,254	1,857	5,588	3,367
Income before provision for income taxes and discontinued operations	6,815	3,052	11,827	8,036
Provision for income taxes	1,594	554	2,327	587

Income from continuing operations	5,221	2,498	9,500	7,449

Income from discontinued operations	—	—	980	1,445

Net income	$5,221	$2,498	$10,480	$8,894

Income from continuing operations per share:
Basic	$0.12	$0.06	$0.21	$0.17
Diluted	$0.11	$0.06	$0.20	$0.17
Income from discontinued operations per share:
Basic	—	—	$0.02	$0.04
Diluted	—	—	$0.02	$0.03
Net income per share
Basic	$0.12	$0.06	$0.23	$0.21
Diluted	$0.11	$0.06	$0.22	$0.20
Weighted average shares used in computation:
Basic	45,094,860	43,231,164	44,944,271	43,191,216
Diluted	47,044,412	45,050,920	46,715,304	44,869,741

ASIAINFO HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Amounts in thousands of US$, except share and per share amounts)

	As at
	June 30, 2008	Dec 31, 2007(1)
ASSETS:
Current Assets:
Cash and cash equivalents	$163,276	$148,834
Restricted cash	17,202	16,026
Short term investments	37,313	49,735
Accounts receivable, net (net of allowances of $2,590 and $2,427 as of June 30, 2008 and December 31, 2007, respectively)	46,219	45,233
Inventories	11,801	8,023
Other receivable	3,888	3,426
Income tax receivable	342	—
Deferred income taxes-current	2,224	1,693
Prepaid expenses and other current assets	6,717	6,526

Total current assets	$288,982	$279,496

Long term investment	2,035	1,911
Property and equipment, net	2,498	2,344
Other acquired intangible assets, net	3,740	3,979
Deferred income tax assets- non-current	1,032	1,032
Goodwill	20,698	19,707

Total Assets	$318,985	$308,469

LIABILITY AND STOCKHOLDERS EQUITY
Current Liabilities:
Accounts payable	24,346	23,095
Accrued expenses	12,884	12,671
Deferred revenue	35,802	29,093
Accrued employee benefits	16,284	20,724
Other payables	5,136	5,651
Income taxes payable	—	2,310
Other taxes payable	4,668	4,218
Deferred income tax liability-current	—	1,976

Total current liabilities	$99,120	$99,738

Unrecognized tax benefits – non-current	1,385	943

Total liabilities	$100,505	$100,681

Commitments and contingencies

Stockholders’ equity:
Common stock	$461	$450
Additional paid-in capital	212,599	207,865
Treasury stock, at cost	(3,617)	(1,953)
Statutory reserve	14,820	13,874
Accumulated deficit	(21,485)	(31,018)
Accumulated other comprehensive income	15,702	18,570

Total stockholders’ equity	$218,480	$207,788

Total Liabilities and Stockholders’ Equity	$318,985	$308,469

(1)	December 31, 2007 balances were extracted from audited financial statements.

ASIAINFO HOLDINGS, INC.

CONDENSED INFORMATION FOR REPORTABLE SEGMENTS (UNAUDITED)

	(Amounts in thousands of US$)
	Three Months Ended
	June 30, 2008			June 30, 2007			March 31, 2008
	AsiaInfo Technologies	Lenovo -AsiaInfo	Total	AsiaInfo Technologies	Lenovo -AsiaInfo	Total	AsiaInfo Technologies	Lenovo -AsiaInfo	Total
Revenues:
Software products and solutions	$25,875	$4,138	$30,013	$19,000	$3,406	$22,406	$24,452	$2,687	$27,139
Service	4,042	167	4,209	3,950	61	4,011	3,304	37	3,341
Third party hardware	6,834	1,002	7,836	2,306	847	3,153	4,323	203	4,526

Total revenues	36,751	5,307	42,058	25,256	4,314	29,570	32,079	2,927	35,006

Cost of revenues:
Software products and solutions	12,230	1,430	13,660	8,861	1,255	10,116	10,281	875	11,156
Service	1,636	68	1,704	1,842	138	1,980	1,674	40	1,714
Third party hardware	6,492	1,152	7,644	2,190	805	2,995	4,107	189	4,296

Total cost of revenues	20,358	2,650	23,008	12,893	2,198	15,091	16,062	1,104	17,166

Gross profit	16,393	2,657	19,050	12,363	2,116	14,479	16,017	1,823	17,840

Business unit expenses:
Sales and marketing	5,956	2,256	8,212	4,857	1,796	6,653	5,885	2,010	7,895
General and administrative (1)	101	34	135	343	4	347	577	13	590
Research and development	4,465	564	5,029	3,809	352	4,161	4,110	548	4,658

Total business unit expenses	10,522	2,854	13,376	9,009	2,152	11,161	10,572	2,571	13,143

Gain on settlement of escrow	—	—		—	—	—	—	—	—

Contribution profit (loss)	$5,871	$(197)	$5,674	$3,354	$(36)	$3,318	$5,445	$(748)	$4,697

Corporate general and administration			2,113			2,123			2,019

Operating profit			$3,561			$1,195			$2,678

(1)	General and administrative expenses reported reflect only the direct controllable expenses of each business unit and do not include allocation of corporate general and administrative expenses.

The following is a reconciliation of operating segment contribution profit to income before provision for income taxes and discontinued operations:

	Three months ended (UNAUDITED)
	June 30, 2008	June 30, 2007	March 31, 2008
	(Amounts in thousands of US$)
Total contribution profit for reportable segments	5,674	3,318	4,697
Corporate general and administrative expenses	(2,113)	(2,123)	(2,019)
Interest income	1,067	1,156	1,215
Gain from sales of short term investments	2,359	556	1,174
Dividend income	84	93	219
Other expense, net	(256)	52	(274)

Income before provision for income taxes and discontinued operations	6,815	3,052	5,012

Second Quarter 2008 Conference Call Details

AsiaInfo management will hold a conference call at 5:00 p.m. Pacific Time / 8:00 p.m. Eastern Time on July 23, 2008 (8:00 a.m. Beijing/Hong Kong Time on July 24, 2008). On the call, management will discuss results and highlights from the quarter and answer questions.

The dial-in numbers for the conference call are as follows:

US Toll Free: +1-866-549-1292

China Toll Free: 8007-011-223

Hong Kong and International: +852-3005-2050

The passcode for the call is 408313.

A replay will be available from 8:00 p.m. Pacific Time on July 23, 2008 until 8:00 p.m. Pacific Time on August 24, 2008 by dialing one of the following numbers:

U.S Toll Free: +1-866-753-0743

China Toll Free: 8008-697-680

Hong Kong and International: +852-3005-2020

The passcode for the replay is 134936.

Additionally, a live and archived web cast of this call will be available on the Investor Relations section of the AsiaInfo web site at http://www.asiainfo.com.

About AsiaInfo Holdings, Inc.

AsiaInfo Holdings, Inc. (Nasdaq: ASIA) is a leading provider of high-quality software and customer solutions to many of China’s largest enterprises. In addition to providing software and customer solutions to China’s telecom carriers, the Company also offers a wide range of security products and services to small, medium and large sized Chinese enterprises across multiple vertical industries.

Organized as a Delaware corporation, AsiaInfo began operations in the United States in 1993. The Company moved its major operations to China in 1995 and played a significant role in the construction of the national Internet backbones and provincial access networks for all of China’s major national telecom carriers, including China Telecom, China Mobile, China Unicom and China Netcom. Since 1998, AsiaInfo has continued to diversify its product offerings and is now a major provider of enterprise software solutions in China.

For more information about AsiaInfo, please visit http://www.asiainfo.com.

Reconciliation of Non-GAAP Measures

This earnings release contains presentations of the following “Non-GAAP financial measures” as defined by applicable U.S. securities regulations. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. The Non-GAAP financial measures are provided as additional information to help both management and investors compare business trends among different reporting periods on a consistent and more meaningful basis and enhance investors’ overall understanding of the Company’s current financial performance and prospects for the future. These non-GAAP measures have limitations, however, because they do not include all items of income and expenses that impact the Company’s operations. Management compensates for these limitations by also considering the Company’s GAAP results. The non-GAAP financial measures the Company uses are not prepared in accordance with, and should not be considered an alternative to, measurement required by GAAP and should not be considered measures of the Company’s liquidity. Pursuant to relevant regulatory requirements, we are providing the following reconciliations of the Non-GAAP financial measures to the nearest comparable GAAP measures.

(1) Net revenue (Non-GAAP)

AsiaInfo’s net revenue (Non-GAAP) represents total revenue net of hardware costs that are passed through to our customers. We believe total revenues net of hardware costs more accurately reflects our core business, which is the provision of software solutions and services, and provides transparency to our investors. It is also the same measure used by our management to evaluate the competitiveness and development of our business.

Reconciliation of net revenues (Non-GAAP) to GAAP total revenues

	2008 Q2			2007 Q2			2008 Q1
	AsiaInfo Technologies	Lenovo -AsiaInfo	Total	AsiaInfo Technologies	Lenovo -AsiaInfo	Total	AsiaInfo Technologies	Lenovo -AsiaInfo	Total
	(in thousands of US dollars)
Net Revenue (Non-GAAP)	30,259	4,155	34,414	23,066	3,509	26,575	27,972	2,738	30,710

Third Party Hardware Costs	6,492	1,152	7,644	2,190	805	2,995	4,107	189	4,296

Total Revenues	36,751	5,307	42,058	25,256	4,314	29,570	32,079	2,927	35,006

(2) Net income (Non-GAAP)

Net income (Non-GAAP) excludes certain expenses and income, including share-based compensation expenses, amortization of acquired intangible assets, after-tax dividend income, gain on discontinued operations, and gain on settlement of escrow. We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and income that may not be indicative of our operating performance. Management uses the net income (Non-GAAP) measure to gain a better understanding of the Company’s comparative operating performance from period-to-period and as a basis of planning and forecasting future periods. Management believes net income (Non-GAAP) measure, when read in conjunction with the Company’s GAAP net income measure and other GAAP financials, provides useful information to investors by offering: a) the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results; b) the ability to better identify trends in the Company’s underlying business and perform related trend analysis; c) a better understanding of how management plans and measures the Company’s underlying business; and d) an easier way to compare the Company’s most recent results of operations against investor and analyst financial models.

Reconciliation of net income (Non-GAAP) to GAAP net income

	Three Months Ended Jun. 30		Six Months Ended Jun.30		2008 Q1
	2008	2007	2008	2007
	(in US dollar thousands)
GAAP net income	5,221	2,498	10,480	8,894	5,259
Adjustments:
- Share based compensation	650	912	1,340	1,851	690
- Amortization of acquired intangible assets	399	523	845	1,075	446

- Gain on discontinued operations	—	—	(980)	(1,445)	(980)
- Gain on settlement of escrow	—	—		(2,734)	—
- Dividend income, net of tax	(84)	(93)	(303)	(528)	(219)

Net income (Non-GAAP)	6,186	3,840	11,382	7,113	5,196

(3) Net Income (Non-GAAP) Per Basic Share.

Net income (Non-GAAP) per share is calculated based on net income (Non-GAAP). Like net income (Non-GAAP), net income (Non-GAAP) per share excludes certain expenses and income, including share-based compensation expenses, amortization of acquired intangible assets, after-tax dividend income, gain on discontinued operations, and gain on settlement of escrow. Management believes that net income (Non-GAAP) per share, when used in conjunction with the Company’s GAAP net income per share, provides useful information to investors for the same reasons discussed above regarding net income (Non-GAAP). In addition, net income (Non-GAAP) per share allows investors to evaluate the Company’s operating performance from period to period on a per share basis, thus providing a useful basis for assessing the Company’s value on a per share basis.

Reconciliation of net income (Non-GAAP) per share to GAAP net income per share

	Three Months Ended Jun. 30		Six Months Ended Jun.30		2008 Q1
	2008	2007	2008	2007
	(in US dollar thousands)
GAAP net income Per Basic Share	0.12	0.06	0.23	0.21	0.12
Adjustments:
- Share based compensation	0.01	0.02	0.03	0.04	0.02
- Amortization of acquired intangible assets	0.01	0.01	0.02	0.02	0.01
- Gain on discontinued operations	—	—	(0.02)	(0.03)	(0.02)
- Gain on settlement of escrow	—	—	—	(0.06)	—
- Dividend income, net of tax	—	—	(0.01)	(0.01)	(0.01)

Net income (Non-GAAP) Per Basic Share	0.14	0.09	0.25	0.17	0.12

Cautionary Note Regarding Forward-Looking Statements

The information contained in this document is as of July 23, 2008. AsiaInfo assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document contains forward-looking information about AsiaInfo’s operating results and business prospects that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: government telecommunications infrastructure and budgetary policy in China; our ability to maintain our concentrated customer base; the long and variable billing cycles for our products and services that can cause our revenues and operating results to vary significantly from period to period; our ability to meet our working capital requirements; our ability to retain our executive officers; our ability to attract and retain skilled personnel; potential liabilities we are exposed to because we extend warranties to our customers; risks associated with cost overruns and delays; our ability to develop or acquire new products or enhancements to our software products that are marketable on a timely and cost-effective basis; our ability to adequately protect our proprietary rights; the competitive nature of the markets we operate in; and political and economic policies of the Chinese government. A further list and description of these risks, uncertainties, and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and in our periodic reports on Forms 10-Q and 8-K filed with the United States Securities and Exchange Commission and available at www.sec.gov.

For investor and media inquiries please contact:

For Investors:

Sheryl Zhang

AsiaInfo Holdings, Inc.

Tel: +86-10-8216-6039

Email: ir@asiainfo.com

CONFIDENTIAL DRAFT

For Media:

Andrew Keller

Ogilvy Financial, Beijing

Tel: +86-10-8520-3112

Email: andrew.keller@ogilvy.com